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iRobot Issues Open Letter to Shareholders

Recommends Shareholders Vote FOR ALL iRobot Nominees on the WHITE Proxy Card Today

BEDFORD, Mass., May 12, 2016 — iRobot Corporation (NASDAQ: IRBT) (“iRobot” or the “Company”), a leader in delivering robotic technology-based solutions, today issued the following open letter to iRobot shareholders from its Lead Independent Director, Deborah Ellinger, and recommended that iRobot shareholders vote FOR iRobot’s highly-qualified and experienced director nominees – Mohamad Ali and Michael Bell – on the WHITE proxy card at the Company’s Annual Meeting of Stockholders on May 25, 2016.

The full text of the letter follows:

Dear Fellow Shareholders:

I am the new Lead Independent Director of the iRobot Corporation Board of Directors and I am writing to ask you to support the Company’s business plan and the Board’s nominees for election as directors at this year’s Annual Meeting of Stockholders on May 25, 2016.

I believe – as all of the Board does – that the executive team is successfully executing on the right strategy. Tangible evidence of the success includes:

•	Our stock is up nearly 7% year-to-date, 16% over the last year and 65% over the last four years, beating the total return of the S&P Technology Hardware and Equipment Index in each of those measurement periods.

•	In the last nine months, we have launched two revolutionary products to terrific consumer acclaim – the Roomba 980 and the Braava Jet each earn more than 4 stars on Amazon.

•	In the last year, the Company has returned more than $100 million of excess cash to shareholders.

•	Our consumer robotics revenue (now our only line of business) has grown at a compounded annual rate of nearly 20% in the last five years, while consumer robotics gross profit has grown at a compounded rate of more than 25%.

•	We have more than doubled our book value per share over the last five years and generated compounded annual growth in book value per share of more than 14% over the last ten years.

•	We’ve maintained a 62% market share in the robot vacuum segment despite increased competition from larger and better-capitalized companies.

•	We have consistently generated returns on invested capital far in excess of our cost of capital and have made prudent acquisitions and R&D decisions that have led to significant cash flow, market leadership and shareholder value.

Yet despite this clear success, one of iRobot’s shareholders, Red Mountain Capital, is seeking to replace our two newest directors with individuals Red Mountain has selected, seemingly in an effort to change the Company’s direction and strategy. This is especially odd given that over the last year Red Mountain has been complimentary of our business, the Board and our capital allocation decisions. Red Mountain’s Managing Partner, now our biggest critic (and a self-nominated candidate for the Board), previously declared:

•	The Company “has a long history of disciplined business triage in which you have refocused your limited resources on the opportunities with the highest commercial potential.”[i]

•	“We have been impressed with your additions to the senior management team and your board.”ii

Red Mountain has done a complete about face on these points. Now, Red Mountain says our capital allocation has lacked discipline and that the most recent additions to our Board should be replaced. I can assure you that the Board, as your fiduciaries, takes its responsibilities to shareholders very seriously. There are no sacred cows in our Board room. Our sole focus is on creating sustainable shareholder value.

We have spent the last year objectively trying to understand and evaluate Red Mountain’s views and any alternative business plan they have had for iRobot. I have met personally with Red Mountain’s Managing Partner, Willem Mesdag, twice, and we have had numerous phone calls, as have members of management. While we appreciate Red Mountain’s input and perspective, as we do all our shareholders, we simply do not believe Red Mountain’s analysis is well grounded or that its suggestions will drive long term shareholder value. Furthermore, we do not believe Red Mountain’s nominees are additive to our Board.

It is particularly disheartening that Red Mountain’s campaign is based on faulty analysis of our past performance and capabilities. For example:

•	Red Mountain has picked performance measurement dates that include a highly challenging period when the defense industry was impacted by the ending of the second Gulf War, the sequestering of the U.S. defense budget, and a significant drop in spending that impacted every defense contractor. We are no longer in the Defense business, and it is disingenuous to charge iRobot’s Board and executive team with events that were clearly outside the Company’s control. The iRobot team instead demonstrated foresight, flexibility and fidelity to shareholder interests in the face of uncertain political and budgetary developments.

•

Red Mountain’s new claim that we lack “discipline” in our investment decisions appears to be driven by faulty logic and math. Despite their claims to the contrary, we have generated significant returns on the capital we have deployed and have generated more than $4 billion of revenue from the many products and capabilities we have brought to the market. Our current gross margin is approximately 47%. Instead of doing the correct math, Red Mountain lists the few projects that have not generated commercial success. In addition, Red Mountain’s math includes iRobot’s spare cash in their ROIC metric, reducing the calculated returns. In fact, our conservative balance sheet reflects precisely our extraordinarily disciplined approach to putting our stockholders’ capital to work.

•	Red Mountain’s suggestion that iRobot lacks consumer product sophistication or experience is false and belied by our growth, margins and market share. In its latest missive, Red Mountain touts its nominees’ “consumer products DNA.” Our Board and executive team already have that DNA: our directors have experience at Gillette, Keurig, Procter and Gamble, Staples, Restoration Hardware, CVS, Acer Electronics, Apple and HP. Our management team similarly has significant consumer products experience, with former executives from Procter and Gamble, Sony, Whirlpool, Duracell, Gillette, Bose, and Keurig. Red Mountain said it best: “We compliment you on your efforts to build a world-class consumer products management team with demonstrated expertise in building and maintaining premium brands.”iii We have consumer products DNA. Most importantly, we have achieved notable market share (62%) in a competitive consumer product segment and maintained it, while growing our gross margins, for many years.

Red Mountain has shifted the basis of its campaign frequently, demonstrating a willingness to change what they are saying in order to get their nominees elected to our Board. Initially, Red Mountain said that iRobot should cut its R&D spending (to “right-size the cost structure”)iv, yet now say they “would advocate an increase in R&D spending.”v Some time ago, they “trusted” Mr. Ali to help “drive shareholder value in addition to maintaining [the company’s] innovation edge.”vi Now they seek to replace Mr. Ali on the Board. They formerly advocated at least two turns of leverage on the balance sheet;vii then a $100 million buyback was sufficient. They also told us they were “going to sell”viii their substantial stake in our stock, and now they claim to be a long-term, committed shareholder.

This flip-flopping suggests that nothing will satisfy Red Mountain and that they will say anything to get their Managing Partner, Willem Mesdag, on our Board. While I do not know what to make of Red Mountain’s faulty analysis and shifting demands, I do know that we have committed directors who have been carefully chosen to bring diverse and appropriate experience to the iRobot Board. None of the directors have any interest other than in helping to grow shareholder value. We are open to any and all good ideas.

Since I became the Chair of our Nominating and Governance Committee last August, we completed a comprehensive review of our corporate governance. We found that we had maintained provisions that were more appropriate for a newly public company. As a Board, we unanimously decided to change that approach and to significantly enhance our corporate governance profile. We will continue to seek to improve our governance and transparency. We have no interest in being anything other than good fiduciaries for shareholders. To that end, I should note that:

•	ISS rates our governance as a 3 on a scale of 1 to 10, with 1 being best. ISS also found our executive pay to be “reasonable and aligned with performance.”

•	We have added five new directors in five years, remaking the Board to address the Company’s new dominant end markets and future needs. Several co-founders have retired from the Board and three defense sector experts have left as well. The average tenure of our independent directors is six years, comparatively low in corporate America.

•	We are aiming to get shareholder approval – as is required – to modify some of our governance provisions that are antiquated, such as our classified board and super-

majority voting requirements. We want to modernize these provisions and need shareholder support to do so.

iRobot is a market leader – with 62% worldwide market share in the robotic vacuum market – not because of some fluke of history or luck. We are the leading company, ahead of much larger consumer electronics companies, because we have developed easy-to-use, but technologically complex products, and have marketed them very effectively to consumers around the world. There is surely more work to be done and improvements to be had, but we are pleased that we have consistently delivered high revenue growth, strong gross margins, robust cash flow and increased profitability.

Our continued success is not inevitable. It would be a mistake to cut our R&D budget to match the Red Mountain peer group that makes mattresses and rice cookers. If we cut our R&D budget – or refuse to accept some uncertainty in the outcome of our investments – we will jeopardize our market position and shareholder value. We must keep running, so that we can continue to find new categories, products and features that will amaze and delight our customers.

To do so effectively, I firmly believe we need the expertise of the two technology CEOs who are on our Board and up for election this year – Mohamad Ali and Michael Bell. They bring unique insight on the Internet of Things marketplace as well as unparalleled experience in allocating capital in technology businesses. Swapping them out for another consumer products executive and a hedge fund manager would be a significant disadvantage to the Company and its shareholders. To do so on the basis of fallacious analysis and shifting rationales would be nothing short of tragic.

Accordingly, please return the WHITE proxy card and vote, with your Board, in favor of our nominees, Mr. Ali and Mr. Bell.

Sincerely,

Deborah Ellinger

Lead Independent Director, and Chair of the Nominating and Governance Committee

iRobot shareholders are reminded that their vote is extremely important, no matter how many or how few shares they own. iRobot strongly recommends that shareholders elect the Company’s world-class leaders by voting the WHITE proxy card today “FOR” ALL of iRobot’s highly-qualified and experienced director nominees: Michael Bell and Mohamad Ali.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 717-3929

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Green proxy card

sent to you by Red Mountain Capital, as doing so

will revoke your vote on the WHITE proxy card.

About iRobot Corporation

iRobot Corporation (“iRobot”, or the “Company”) designs and builds robots that empower people to do more. The Company’s home robots help people find smarter ways to clean and accomplish more in their daily lives. Its remote presence robots enable virtual presence from anywhere in the world. iRobot’s portfolio of solutions feature proprietary technologies for the connected home and advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.

Important Stockholder Information

iRobot will hold its 2016 Annual Meeting of Stockholders on May 25, 2016. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and form of WHITE proxy card in connection with the 2016 Annual Meeting. The definitive proxy statement contains important information about the Company, the 2016 Annual Meeting and related matters.

COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the 2016 Annual Meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K filed with the SEC on February 19, 2016, and definitive proxy statement filed with the SEC on March 29, 2016.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from the Company by directing a request to the Company at 8 Crosby Drive, Bedford, MA 01730, Attention: Investor Relations. Such materials are also available at www.irobot.com.

Forward-Looking Statements

Certain statements made in this communication that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates. This communication contains express or implied forward-looking statements relating to, among other things, the impact of our strategic actions to enhance stockholder value. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to enhance stockholder value through our strategic actions. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this communication, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the SEC.

[i]	Red Mountain letter, May 16, 2015.
ii	Red Mountain letter, August 21, 2015.
iii	Red Mountain letter, July 29, 2015.
iv	Red Mountain letter, April 6, 2016.
[v]	Red Mountain letter, May 10, 2016.
vi	Red Mountain letter, August 21, 2015.
vii	Red Mountain letter, April 8, 2015.
viii	Red Mountain letter, August 6, 2015